Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2005 relating to the financial statements, which appears in Extra Space Storage Inc’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated March 10, 2005 relating to the summary of activity in real estate facilities set forth in the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Salt Lake City, Utah
May 7, 2007